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                                                                    EXHIBIT 99.3

                EXCITE COMPLETES ACQUISITION OF MATCHLOGIC, INC.

REDWOOD CITY, Calif., Feb. 4/PRNewswire/ --Excite, Inc. (Nasdaq: XCIT) today announced the completion of its MatchLogic, Inc., effective February 3, 1998. MatchLogic is now a wholly-owned subsidiary of Excite based in Louisville, Colorado.

Excite and MatchLogic have requested that the Securities and Exchange Commission rule on Excite's treating the acquisition of MatchLogic as a "pooling-of-interests" for accounting purposes. In the event that the SEC determines that pooling-of-interests accounting is not available, Excite's acquisition of MatchLogic will be accounted for as a purchase.

About Excite, Inc.

Founded in 1994, Excite, Inc. is a global media company offering consumers a free online service with a simple front end to the Internet and extensive personalization capabilities, and advertisers the best one-to-one marketing services available online The Excite Network consists of two of the largest brands on the Web, Excite (www.excite.com) and WebCrawler (www.webcrawler.com), and its subsidiaries; MatchLogic, Inc., Netbot, Inc, Excite Japan Co., Ltd. And Excite UK, Ltd. Localized versions of Excite are available in France, Germany, the UK, Holland, Sweden, Japan and Australia. Based in Redwood City, Calif., Excite, Inc. has strategic relationships with America Online, Inc., Intuit Inc., Tribune Company CUC Investments Inc., Apple Computer, Inc. and Netscape Communications Corp.

Copyright 1998, PR Newswire

CONTACT:  Melissa Walia of Excite, 650-569-2213, or melissa@excite.com